EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Citizens, Inc. for the registration of 30,000,000 shares of Class A common stock and to the incorporation by reference therein of our reports dated March 12, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for costs associated with issuing or renewing insurance contracts and the effects of the adoption of the accounting standard related to the presentation of comprehensive income, as to which the date is January 9, 2013, with respect to the consolidated financial statements and schedules of Citizens, Inc., and the effectiveness of internal control over financial reporting of Citizens, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission, as updated by the Current Report on Form 8-K dated January 9, 2013.

/s/ Ernst & Young LLP
Austin, Texas
January 10, 2013